Exhibit 99.2 ATS 2020 Virtual: PULSAR Phase 2 Trial Results of Sotatercept in PAH June 24, 2020 1 Sotatercept is an investigational therapy that is not approved for any use in any country.

Acceleron Forward-Looking Statements THIS PRESENTATION CONTAINS FORWARD-LOOKING STATEMENTS ABOUT THE COMPANY’S STRATEGY, FUTURE PLANS AND PROSPECTS, including statements regarding the development and commercialization of sotatercept in pulmonary arterial hypertension (“PAH”) and of the Company's other compounds, the timeline for clinical development and regulatory approval of sotatercept in PAH and of the Company’s other compounds and the expected timing for reporting of data from ongoing clinical trials, and the potential of the Company’s compounds as therapeutic drugs. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “possible”, “potential,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INCLUDED IN THE FORWARD-LOOKING STATEMENTS DUE TO VARIOUS factors, risks and uncertainties, including, but not limited to, that preclinical testing of the Company's compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that regulatory approval of the Company’s compounds in one indication or country may not be predictive of approval in another indication or country, that the development of the Company's compounds may take longer and/or cost more than planned, that the Company may be unable to successfully complete the clinical development of the Company’s compounds, that the Company may be delayed in initiating, enrolling or completing any clinical trials, that the Company's compounds may not receive regulatory approval or become commercially successful products, and that Breakthrough Therapy or Priority Medicines (PRIME) designation may not expedite the development or review of sotatercept. These and other risks and uncertainties are identified under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings that the Company has made and may make with the SEC in the future. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESENTATION ARE BASED ON MANAGEMENT’S CURRENT VIEWS, PLANS, estimates, assumptions and projections with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements. 2 This presentation is for investor relations purposes only – Not for product promotional purposes.

Introduction Habib Dable Chief Executive Officer

Significant Program Execution in Hematology and Pulmonary HEMATOLOGY1 PULMONARY REBLOZYL FDA approval in 1st indication PULSAR trial positive topline results US Commercial launch PULSAR presentation at Virtual ATS 2020 ASH 2019: 6 clinical presentations FDA Breakthrough Therapy designation in PAH Phase 3 trial planned in MF EMA PRIME designation in PAH NEJM MEDALIST Trial Publication Preclinical PAH results published in STM NEJM BELIEVE Trial Publication FDA Orphan Drug Designation granted in PAH REBLOZYL FDA approval in 2nd indication Pulmonary research deal with Fulcrum CHMP positive opinion on REBLOZYL ACE-1334 FDA Fast Track Designation 1. All REBLOZYL (luspatercept-aamt) activities are in collaboration with Bristol Myers Squibb 4 Sotatercept is part of the licensing agreement with Bristol Myers Squibb whereby Acceleron has the worldwide exclusive rights to This presentation is for investor relations purposes only – develop and commercialize sotatercept in the PH field, while BMS has an exclusive license to sotatercept outside of the PH field. Not for product promotional purposes.

Jay T. Backstrom, MD, MPH Executive Vice President, Head of R&D

Sotatercept Granted BTD and PRIME Designations First program to receive either designation in PAH PRIME – PRIORITY MEDICINES BREAKTHROUGH THERAPY DESIGNATION Sotatercept is an investigational therapy that is not approved for any use in any country. 6 Sotatercept is part of the licensing agreement with Bristol Myers Squibb whereby Acceleron has the worldwide exclusive rights to This presentation is for investor relations purposes only – develop and commercialize sotatercept in the PH field, while BMS has an exclusive license to sotatercept outside of the PH field. Not for product promotional purposes.

B12. Breaking News: Clinical Trial Results in Pulmonary Medicine Sotatercept for the Treatment of Pulmonary Arterial Hypertension David B. Badesch, M.D. 7

Guest Speakers to Present PULSAR Results *Drs. McLaughlin and Humbert are investigators in the PULSAR trial and are paid consultants to Acceleron. 8 This presentation is for investor relations purposes only – Not for product promotional purposes.

Sotatercept for the Treatment of Pulmonary Arterial Hypertension David B. Badesch1, Vallerie McLaughlin2, Simon Gibbs3, Mardi Gomberg-Maitland4, Marius M. Hoeper5, Ioana Preston6, Rogerio Souza7, Aaron Waxman8, Musa Mutyaba9, Solaiappan Manimaran9, Jennifer Barnes9, Janethe de Oliveira Pena9, and Marc Humbert10, on behalf of the PULSAR Study Investigators 1University of Colorado, Denver, CO; 2University of Michigan, Ann Arbor, MI; 3National Heart & Lung Institute, Imperial College London, London, England; 4George Washington University, Washington, DC; 5Department of Respiratory Medicine, Hannover Medical School and German Center of Lung Research, Hannover, Germany; 6Tufts Medical Center, Boston, MA; 7University of São Paulo, Brazil; 8Brigham and Women’s Hospital, Boston, MA; 9Acceleron Pharma, Cambridge, MA; 10University of Paris – Sud, Assistance Publique Hopitaux de Paris, Inserm U999, Le Kremlin-Bicêtre, France Welcome to

Pulmonary Arterial Hypertension: A Disease of Cellular Proliferation and Vascular Remodeling • Cause: progressive structural remodeling of the small pulmonary arteries • Consequence: right heart failure and death Normal PAH Galiè N et al. Eur Heart J 2016;37:67–119; Galiè N et al. Eur Respir J 2015;46:903–75 PAH: pulmonary arterial hypertension

Current Treatments Act Via Three Main Pathways: Prostacyclin, Endothelin-1 and Nitric Oxide



Prostacyclin pathway
Endothelin pathway
Nitric oxide pathway
Arachidonic acid
Pro-endothelin 1
L-arginine
Endothelium
Prostacyclin
Non-prostanoid IPR agonist
Endothelin 1
Nitric oxide
Prostacyclin analogues
IPR
Selective ERA
ET A
ET B
Dual ERA
sGC stimulator
PDE5 inhibitors
Smooth muscle cell
cAMP
GTP → cGMP → GMP

Prostacyclin analogue: epoprostenol, treprostinil, iloprost
Non-prostanoid IPR agonist: selexipag

ERA: ambrisentan (selective), bosentan (dual), macitentan (dual)

sGC stimulator: riociguat
PDE5 inhibitor: sildenafil, tadalafil

Humbert M *et al.* Circulation 2014;130:2189–208; Lau EMT *et al.* Nat Rev Cardiol 2017;14:603–14

cAMP: cyclic adenosine monophosphate; cGMP: cyclic guanosine monophosphate; ERA: endothelin 1 receptor antagonist; ET: endothelin; GMP: guanosine monophosphate; GTP: guanosine triphosphate; IPR: prostaglandin I2 receptor; PDE5: phosphodiesterase type 5; sGC: soluble guanylate cyclase

ATS 2020 | VIRTUAL

Targeting Novel Pathways in PAH

- Pulmonary artery endothelial cell dysfunction is a major abnormality identified in PAH
- Strong translational research has identified a large number of novel targets in recent years
- A major challenge will be to prioritize drug discovery and development


Inflammation
Mitochondrial metabolism
Growth factors
Dysregulated angiogenesis
BMPR-II/TGF-β superfamily signaling
Extracellular matrix
Calcium signaling
Neurohormonal activation
Vasoactive peptides

Adapted from: Humbert M *et al.* Circulation 2014;130:2189–208
BMPR-II: bone morphogenetic protein receptor type 2; PAH: pulmonary arterial hypertension; TGF: transforming growth factor

ATS 2020 VIRTUAL

Identifying the Role of *BMPR2* in Pulmonary Hypertension

Am. J. Hum. Genet. 67:737–744, 2000

Report

Familial Primary Pulmonary Hypertension (Gene *PPH1*) Is Caused by Mutations in the Bone Morphogenetic Protein Receptor–II Gene

Zemin Deng,[1,2] Jane H. Morse,[2] Susan L. Slager,[1] Nieves Cuervo,[1] Keith J. Moore,[1] George Venetos,[2] Sergey Kalachikov,[4] Eftihia Cayanis,[4] Stuart G. Fischer,[4] Robyn J. Barst,[3] Susan E. Hodge,[1,5] and James A. Knowles[1,4,6]

[1]Department of Psychiatry, College of Physicians and Surgeons at Columbia University and the New York State Psychiatric Institute, Departments of [2]Medicine and [3]Pediatrics and [4]Columbia Genome Center, College of Physicians and Surgeons at Columbia University, [5]Division of Biostatistics, School of Public Health, Columbia University, and [6]Taub Institute for Research on Alzheimer's Disease and the Aging Brain, New York

© 2000 Nature America Inc. • http://genetics.nature.com *letter*

Heterozygous germline mutations in *BMPR2*, encoding a TGF-β receptor, cause familial primary pulmonary hypertension

The International PPH Consortium*, Kirk B. Lane[1†], Rajiv D. Machado[2†], Michael W. Pauciulo[3†], Jennifer R. Thomson[2], John A. Phillips III[1], James E. Loyd[1], William C. Nichols[3] & Richard C. Trembath[2]

[†]*These authors contributed equally to this work.*

Primary Pulmonary Hypertension Is Associated With Reduced Pulmonary Vascular Expression of Type II Bone Morphogenetic Protein Receptor

Carl Atkinson, BSc; Susan Stewart, FRCPath; Paul D. Upton, PhD; Rajiv Machado, PhD; Jennifer R. Thomson, MRCP; Richard C. Trembath, FRCP; Nicholas W. Morrell, MD

Circulation is available at http://www.circulationaha.org DOI: 10.1161/01.CIR.0000012754.72951.3D

- The BMP signaling pathway is defective in patients with familial primary pulmonary hypertension[1]

- Familial primary PH is caused by mutations in *BMPR2*
- The TGF-β superfamily and Smad signaling are important for the maintenance of blood vessel integrity[2]

- Additional evidence of the role of BMP signaling pathway in PH, demonstrating reduced BMPR-II expression in primary pulmonary hypertension[3]

1. Deng Z *et al*. Am J Hum Genet 2000;67:737–44; 2. International PPH Consortium. Nat Genet 2000;26:81–4; 3. Atkinson C *et al*. Circulaion 2002;105:1672–78. BMPR2: bone morphogenetic protein receptor 2 gene; BMPR-II: bone morphogenetic protein type 2 receptor; PH: pulmonary hypertension; TGF: transforming growth factor

ATS 2020 | VIRTUAL

Preclinical Sotatercept Research • Treatment with sotatercept in preclinical experiments improved: – Hemodynamics – Right ventricular (RV) hypertrophy – RV function – Arteriolar remodeling • Sotatercept has been demonstrated preclinically to act via a mechanism linked to rebalancing pro-proliferative and anti-proliferative signaling pathways Yung L et al. Sci Trans Med 2020;12(543):eaaz5660 RV: right ventricular

Sotatercept

- Sotatercept is a novel, first-in-class fusion protein comprising the extracellular domain of human activin receptor type IIA linked to the Fc domain of human immunoglobulin G1
- Sotatercept is proposed to act by rebalancing signaling between pro- and anti-proliferative pathways, thereby reversing the characteristic vascular remodeling seen in PAH


PAH
Pro-proliferative
Anti-proliferative
Activins/GDFs
BMPs
ALK 1/2/3/6
ALK4/5/7
BMPR-II
ACTRIIA/B
Smad4
pSmad2/3
pSmad1/5/8
Gremlin-1
Noggin
Sotatercept
Pro-proliferative
Anti-proliferative
BMPs
ALK4/5/7
ALK 1/2/3/6
BMPR-II
ACTRIIA/B
Smad4
pSmad2/3
pSmad1/5/8
Gremlin-1
Noggin

ACTRIIA: activin receptor type 2A; ALK: activin receptor-like kinase;
BMP: bone morphogenetic protein; GDF: growth differentiation factor;
PAH: pulmonary arterial hypertension; pSmad; phosphorylated Smad

ATS 2020 | VIRTUAL

PULSAR Study Design • A phase 2 randomized, double-blind, placebo-controlled study to compare the efficacy and safety of sotatercept versus placebo when added to standard of care (SOC) for the treatment of PAH in 106 patients Inclusion Criteria • WHO Group 1 PAH • WHO Functional Class II or III • Baseline right heart catheterization with PVR ≥5 Wood units • Baseline 6-minute walk distance 150–550 m • Stable treatment with SOC therapies including mono, double, and triple Stratified by therapies: baseline – An endothelin-receptor WHO FC antagonist, a phosphodiesterase 5 inhibitor, a soluble guanylate cyclase stimulator, and/or a Trial currently in open-label prostacyclin (including IV) extension phase FC: functional class; PAH: pulmonary arterial hypertension; PVR: pulmonary vascular resistance; SOC: standard of care; WHO: World Health Organization

PULSAR Study Sites • The PULSAR study enrolled 106 patients at 43 sites in 8 countries

PULSAR Study: Endpoints • Endpoints measured as change from baseline to 24 weeks versus placebo Primary endpoint: • Change in pulmonary vascular resistance Key secondary endpoint: • Change in 6-minute walk distance Additional endpoints and analyses included: • Change in NT-proBNP • Change in WHO functional class • Change in hemodynamics • Proportion achieving multi-component improvement (WHO FC, NT-proBNP, 6MWD) • Time to clinical worsening* * Too few events to be analyzed at the data cut-off date 6MWD: 6-minute walk distance; FC: functional class; NT-proBNP: amino-terminal brain natriuretic propeptide; PVR: pulmonary vascular resistance; WHO: World Health Organization

PULSAR Study: Statistical Methods Statistical Analysis Populations: • Intention to Treat: All randomized subjects • Safety Set: All randomized subjects who received at least one dose of study drug Statistical Methods: Efficacy: • Change from baseline measurements of PVR and 6MWD were analyzed using ANCOVA with randomization stratification factor and baseline value as covariates • If data were similar from both sotatercept groups, data were combined for comparison with the placebo group • All p values are two-sided; p values are nominal except for the primary endpoint (PVR) • Multiple imputation method was used for missing data handling • Other endpoints were summarized with descriptive statistics and tested using ANCOVA where appropriate Safety: • All safety analyses were performed on the Safety Population (same as Intention to Treat in this study) ANCOVA: analysis of covariance; 6MWD: 6-minute walk distance; PVR: pulmonary vascular resistance; TEAE: treatment-emergent adverse event

PULSAR Study: Baseline Characteristics (1) Sotatercept Sotatercept Placebo Total 0.3 mg/kg 0.7 mg/kg n=32 N=106 n=32 n=42 Female, n (%) 26 (81) 29 (91) 37 (88) 92 (87) Age, mean (range), years 46 (21–71) 48.5 (23–80) 48.5 (19–77) 48 (19–80) Time since diagnosis, mean (range), 7.2 (0.3–22) 7.6 (0.7–26) 6.2 (0.8–24) 7.4 (0.3–26) years PAH classification, n (%) Idiopathic 19 (59) 13 (41) 29 (69) 61 (58) Heritable 7 (22) 5 (16) 5 (12) 17 (16) Associated with 3 (9) 9 (28) 6 (14) 18 (17) connective-tissue disease Drug or toxin-induced 1 (3) 4 (13) 2 (5) 7 (7) Associated with corrected 2 (6) 1 (3) 0 (0) 3 (3) congenital shunts Primary analysis data cut-off date 14 January 2020 PAH: pulmonary arterial hypertension

PULSAR Study: Baseline Characteristics (2) Sotatercept Sotatercept Placebo Total 0.3 mg/kg 0.7 mg/kg n=32 N=106 n=32 n=42 WHO functional class, n (%) II 17 (53) 15 (47) 24 (57) 56 (53) III 15 (47) 17 (53) 18 (43) 50 (47) Standard-of-care PAH therapy, n (%) Parenteral prostacyclin 10 (31) 11 (34) 18 (43) 39 (37) Monotherapy 3 (9) 3 (9) 4 (10) 10 (9) Double therapy 12 (38) 11 (34) 14 (33) 37 (35) Triple therapy 17 (53) 18 (56) 24 (57) 59 (56) Pulmonary vascular resistance, 797 ± 57.0 789 ± 50.8 756 ± 63.5 779 ± 33.9 dyn· s/cm5 6-minute walk distance, m 409 ± 11.3 386 ± 15.7 398 ± 14.1 398 ± 8.1 NT-proBNP, pg/mL 870 ± 214.5 999 ± 227.6 871 ± 248.2 908 ± 135.4 Primary analysis data cut-off date 14 January 2020 Mean ± SE unless otherwise noted NT-proBNP: amino-terminal brain natriuretic propeptide; PAH: pulmonary arterial hypertension; WHO: World Health Organization

PULSAR Study: Primary Endpoint – Pulmonary Vascular Resistance (1) • Change from baseline to end of placebo-controlled treatment period (week 24) in PVR Primary analysis data cut-off date 14 January 2020 Mean ± SE PVR: pulmonary vascular resistance; SE: standard error; SOC: standard of care

PULSAR Study: Primary Endpoint – Pulmonary Vascular Resistance (2) • Sotatercept 0.7 mg/kg - subgroup analysis generally favors sotatercept at week 24 LS Mean (SE) Sotatercept 0.7 mg/kg Placebo + SOC Difference [95% CI] + SOC, n n Overall -240 (45.8) [-329, -150] 42 32 Sex Male -79 (94.8) [-265, -107] 5 6 Female -279 (51.5) [-380, -178] 37 26 PAH Diagnostic Group iPAH -253 (63.9) [-379, -129] 29 19 hPAH -175 (83.3) [-357, 6.3] 5 7 CTD -77 (119.6) [-335, 182] 6 3 Other -428 (172.7) [-872, 15.5] 2 3 SOC Combination Therapy Mono/Double -281 (80.5) [-439, -123] 18 15 Triple -207 (55.3) [-315, -99] 24 17 Prostacyclin Infusion Therapy Yes -188 (67.5) [-320, -55] 18 10 No -257 (63.6) [-382, -133] 24 22 WHO Functional Class II -207 (58.6) [-321, -92] 24 17 III -254 (79.3) [-410, -99] 18 15 Baseline PVR (dyn·s/cm5) ≤800 -207 (39.6) [-284, -129] 30 21 >800 -263 (115.6) [-490, -36] 12 11 Primary analysis data cut-off date 14 January 2020 CI: confidence interval; LS: least squares; CTD: connective tissue disease; hPAH: heritable pulmonary arterial hypertension; iPAH: idiopathic pulmonary arterial hypertension; PAH: pulmonary arterial hypertension; PVR: pulmonary vascular resistance; SE: standard error; SOC: standard of care; WHO: World Health Organization

PULSAR Study: Primary Endpoint – Pulmonary Vascular Resistance (3) • Sotatercept 0.3 mg/kg - subgroup analysis generally favors sotatercept at week 24 LS Mean (SE) Sotatercept 0.3 mg/kg Placebo + SOC Difference [95% CI] + SOC, n n Overall -146 (48.6) [-241, -51] 32 32 Sex Male 53 (96.0) [-135, 241] 3 6 Female -188 (53.9) [-294, -83] 29 26 PAH Diagnostic Group iPAH -156 (76.5) [-306, -5.6] 13 19 hPAH -165 (84.5) [-349, 19] 5 7 CTD -114 (122.6) [-151, 379] 9 3 Other -198 (122.6) [-513, 117] 5 3 SOC Combination Therapy Mono/Double -157 (83.5) [-320, 6.9] 14 15 Triple -135 (58.1) [-249, -21] 18 17 Prostacyclin Infusion Therapy Yes -125 (71.6) [-266, 15] 11 10 No -138 (65.8) [-267, -9] 21 22 WHO Functional Class II -92 (64.5) [-219, 34] 15 17 III -178 (79.9) [-335, -21] 17 15 Baseline PVR (dyn·s/cm5) ≤800 -63 (43.4) [-148, 22] 19 21 >800 -211(125) [-457, 35] 13 11 Primary analysis data cut-off date 14 January 2020 CI: confidence interval; LS: least squares; CTD: connective tissue disease; hPAH: heritable pulmonary arterial hypertension; iPAH: idiopathic pulmonary arterial hypertension; PAH: pulmonary arterial hypertension; PVR: pulmonary vascular resistance; SE: standard error; SOC: standard of care; WHO: World Health Organization

PULSAR Study: Key Secondary Endpoint – 6MWD • Mean change from baseline to Week 24 in 6-minute walk distance by visit Sotatercept + SOC Placebo + SOC 0.3 mg/kg 0.7 mg/kg All dose 6MWD, m n=32 n=32 n=42 n=74 LS Mean (SE) 29 (9.3) 58 (9.2) 50 (8.2) 54 (6.1) Placebo-corrected – 29 (13.1) 21 (12.4) 25 (11.1) LS Mean (SE) Difference P value* – 0.02 0.08 0.03 Primary analysis data cut-off date 14 January 2020 * nominal 6MWD: 6-minute walk distance; LS: least squares; SE: standard error; SOC: standard of care

PULSAR Study: 6MWD in Patients on Background Triple Therapy • Mean change from baseline in 6-minute walk distance in patients on triple therapy Sotatercept + SOC Placebo + SOC 0.3 mg/kg 0.7 mg/kg All dose 6MWD, m n=17 n=18 n=24 n=42 LS Mean (SE) 9 (12.1) 49 (11.8) 44 (10.5) 46 (7.7) Placebo-corrected – 40 (16.9) 35 (16.1) 37 (14.4) LS Mean (SE) Difference P value* – 0.02 0.03 0.01 Primary analysis data cut-off date 14 January 2020 * nominal and exploratory 6MWD: 6-minute walk distance; LS: least squares; SE: standard error; SOC: standard of care

PULSAR Study: Exploratory Analyses

- Results were concordant across multiple exploratory endpoints at week 24

Endpoint, change from baseline	Placebo + SOC n=32	Sotatercept + SOC, All Dose n=74		
		Absolute Change	Percent Change†	P Value*
NT-proBNP, pg/mL	+310.4	-462.4	-51%	0.0001
Right atrial pressure, mmHg	+0.6	-1.4	-12%	0.03
Pulmonary arterial pressure, mmHg	+0.5	-10.5	-20%	0.0001
Cardiac output, L/min	+0.3	+0.1	2%	0.29

Endpoint, proportion of subjects	Placebo + SOC n=32	Sotatercept + SOC, All Dose n=74	P Value*
WHO FC improvement	12.5%	23%	0.20
Multi-component improvement^	3%	38%	0.0002

† Percent change = (absolute change / mean baseline) · 100

^ Multi-component improvement defined as meeting all three criteria: WHO FC improvement or maintenance of FC II or better, ≥30% improvement in NT-proBNP, ≥30m improvement in 6MWD

Primary analysis data cut-off date 14 January 2020

* nominal

6MWD: 6-minute walk distance; FC: WHO functional class; NT-proBNP: amino-terminal brain natriuretic propeptide; PVR: pulmonary vascular resistance; SOC: standard of care

ATS 2020 VIRTUAL

PULSAR Study: Safety (1) Sotatercept Sotatercept Placebo + SOC 0.3 mg/kg + SOC 0.7 mg/kg + SOC n (%) n=32 n=32 n=42 Treatment-emergent adverse events (TEAE) 28 (88) 29 (91) 34 (81) Serious TEAEs 3 (9) 2 (6) 10 (24)* Serious related TEAEs 1 (3) 0 (0) 2 (5) TEAEs leading to treatment discontinuation 1 (3) 2 (6) 3 (7) TEAEs leading to death 0 (0) 0 (0) 1 (2)^ * These 10 patients experienced SAEs of: leukopenia, neutropenia, pericardial effusion, tachycardia, chorioretinopathy, peripheral edema, pyrexia, bronchitis, influenza, respiratory tract infection, femur fracture, hypotension, device breakage, syncope, RBC increase ^ This patient died due to a cardiac arrest deemed unrelated to study treatment and had many pre-existing risk factors Primary analysis data cut-off date 14 January 2020 RBC: red blood cell; SAE: serious adverse event; SOC: standard of care TEAE: treatment-emergent adverse event

PULSAR Study: Safety (2) Sotatercept Sotatercept Placebo + SOC 0.3 mg/kg + SOC 0.7 mg/kg + SOC n=32 n=32 n=42 TEAEs of special interest, n (%)* 0 (0) 3 (9) 6 (14) Leukopenia 0 (0) 1 (3) 1 (2) Neutropenia 0 (0) 0 (0) 1 (2) Thrombocytopenia^ 0 (0) 2 (6) 5 (12) Hemoglobin increase, n(%) 0 (0) 1 (3) 6 (14) Hematology variables, mean ± SD n=30 n=31 n=36 Hemoglobin, g/dL, week 24 13.8 ± 1.6 13.9 ± 1.7 15.0 ± 1.7 Change from baseline to week 24 0.0 ± 1.1 1.2 ± 1.2 1.5 ± 1.1 Platelet count, ×109/L, week 24 199 ± 75.9 218 ± 68.7 196 ± 64.2 Change from baseline to week 24 -6.3 ± 29.1 (n=29) 12.1 ± 47.7 -12.1 ± 49.8 * These events identified as events of special interest at health authority request from the previous sotatercept studies in 350 patients ^ Most patients had existing thrombocytopenia at study start and all were on concomitant prostacyclin infusion therapy; no patients had grade 3 or associated bleeding events Primary analysis data cut-off date 14 January 2020 RBC: red blood cell; SD: standard deviation; SOC: standard of care TEAE: treatment-emergent adverse event

PULSAR Study: All TEAEs in ≥10% of Patients TEAEs in ≥10% of all patients in any arm (all grades) Sotatercept Sotatercept Placebo + SOC 0.3 mg/kg + SOC 0.7 mg/kg + SOC Preferred Term, n (%) n=32 n=32 n=42 Headache 5 (16) 8 (25) 6 (14) Diarrhea 4 (13) 7 (22) 6 (14) Peripheral edema 5 (16) 3 (9) 5 (12) Dizziness 3 (9) 5 (16) 4 (10) Fatigue 6 (19) 2 (6) 4 (10) Hypokalemia 4 (13) 3 (9) 5 (12) Nausea 4 (13) 3 (9) 5 (12) Primary analysis data cut-off date 14 January 2020 SOC: standard of care; TEAE: treatment-emergent adverse event

PULSAR Study: Conclusions • The PULSAR study achieved the objectives of demonstrating improvement in PVR and in 6MWD at week 24 vs placebo • Subgroup analyses favored sotatercept at both dose levels and in patients receiving mono, double, or triple therapy • Concordance of results was seen across multiple study endpoints • Sotatercept was generally well tolerated in subjects with PAH, with a safety profile consistent with that observed in other patient populations • Sotatercept has a novel proposed MoA, rebalancing pro- and anti-proliferative signaling through a pathway distinct from the approved PAH therapies • Proof of concept has been demonstrated and a phase 3 program is planned 6MWD: 6-minute walk distance; MoA: mechanism of action; PAH: pulmonary arterial hypertension; PVR: pulmonary vascular resistance

PULSAR Study: Acknowledgements • We thank all the patients, their families, and all the PULSAR study investigators who participated in the trial – PULSAR study investigators: Y. Adir, M. Andrade-Lima, J. Arakaki, R. Argula, D. Baratz, J. Barberá, A. Bar-Shai, C. Berastagui, L. Bertoletti, D. Blanco, A. Bourdin, F. Campos, C. Church, J. Cifrian Martinez, J. Coghlan, T. Demarco, S. Eisenmann, P. Engel, P. Escribano- Subias, J. Feenstra, J. Feldman, M. Halank, L. Howard, A. Keogh, M. Kramer, T. Lange, G. Meyer, D. Montani, K. Olsson, C. Pison, G. Reeves, F. Rischard, Z. Safdar, R. Saggar, M. Segel, J. Segovia Cubero, L. Spikes, D. Shitrit, J. Wheatley, H. Wirtz • The study was sponsored by Acceleron Pharma, Cambridge, MA, USA – Acceleron personnel: A. Atanasov, C. Barron, B. Budda, E. Davis, K. de Jong, R. Gerber, S. Harrison, J. Lu, J. Reynolds, J. Oram, C. Sanmarco, M. Troy • The authors received editorial assistance from InterComm LTD, supported by Acceleron Pharma

KOL View on PULSAR Topline Results *Drs. McLaughlin and Humbert are investigators in the PULSAR trial and are paid consultants to Acceleron. 33 This presentation is for investor relations purposes only – Not for product promotional purposes.

Closing Remarks Habib Dable Chief Executive Officer

Priorities for Sotatercept Program in PAH ▪ Conclude end of Phase 2 interactions with global health authorities by mid- year 2020 ▪ Announce final Phase 3 trial plans in PAH expected in 2H 2020 ▪ Initiate Phase 3 trial in PAH expected by year-end 2020 ▪ Plan additional trials of sotatercept in PAH ▪ Evaluate development of sotatercept in broader PH indications ▪ Present preliminary results from SPECTRA trial expected in 1H 2021 Sotatercept is an investigational therapy that is not approved for any use in any country. 35 Sotatercept is part of the licensing agreement with Bristol Myers Squibb whereby Acceleron has the worldwide exclusive rights to This presentation is for investor relations purposes only – develop and commercialize sotatercept in the PH field, while BMS has an exclusive license to sotatercept outside of the PH field. Not for product promotional purposes.

Question & Answer Session Habib Dable President and Chief Executive Officer Jay T. Backstrom, MD, MPH Executive Vice President, Head of R&D Marc Humbert, MD, PhD* Professor of Respiratory Medicine at the Université Paris-Saclay Vallerie McLaughlin, MD* Professor of Cardiovascular Medicine at the University of Michigan Janethe Pena, MD, PhD Vice President, Medical Research, Pulmonary Sujay Kango Executive Vice President and Chief Commercial Officer Todd James Senior Vice President, Corporate Affairs and Investor Relations *Drs. McLaughlin and Humbert are investigators in the PULSAR trial and are paid consultants to Acceleron. 36 This presentation is for investor relations purposes only – Not for product promotional purposes.